Exhibit 99.1

FENNEC ANNOUNCES REPRICING OF WARRANTS

Research Triangle Park, NC, November 15, 2016 - - Fennec Pharmaceuticals Inc. (the “Company” or “Fennec”) (TSX: FRX, OTCQB: FENCF) announced today that its board of directors has approved an amendment to the exercise price of the outstanding 366,133 common share purchase warrants originally issued on December 3, 2014 from USD$3.60 to USD$2.50 (the “Amendment”). No other changes will be made to the terms of the Warrants, and the Warrants expire on December 3, 2016. The volume-weighted average trading price of the Company’s common shares on the Toronto Stock Exchange (the “TSX”) for the five-trading-day period ending November 10, 2016 was CAD$2.42.

The Warrants were issued in connection with a previous financing of the Company and the holders are arm’s length to the Company. The Amendment will become effective on November 29, 2016, being 10 business days after the date of this press release.

The conditional approval of the TSX has been obtained for the extension of the Warrants and such extension is subject to the Company satisfying certain customary conditions specified in the TSX conditional approval letter.

Forward-Looking Statements

Except for historical information described in this press release, all other statements are forward-looking, including statements or assumptions about regulatory approvals, anticipated use of proceeds and any other statements regarding the Company’s objectives (and strategies to achieve such objectives), future expectations, beliefs, goals or prospects. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that the necessary approvals by regulatory bodies are not obtained; that the Company requires the proceeds for a purpose other than that anticipated, that a material adverse change occurs in respect of the Company; that regulatory and guideline developments may change; that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals; that clinical results may not be replicated in actual patient settings; that protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors; that the available market for the Company’s products will not be as large as expected; that the Company’s products will not be able to penetrate one or more targeted markets; that revenues will not be sufficient to fund further development and clinical studies; that the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings on SEDAR and with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. Fennec Pharmaceuticals Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144